EXHIBIT 5.1

May 26, 2004

Beasley Broadcast Group, Inc.

3033 Riviera Drive, Suite 200

Naples, Florida 34103

Re:	Form S-8 Registration Statement;
1,000,000 Shares of Common Stock

Ladies and Gentlemen:

In connection with the registration by Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), of 1,000,000 shares of Class A common stock of the Company, par value $0.001 per share (the “Shares”), to be issued pursuant to an amendment to the Company’s 2000 Equity Plan (as amended, the “Plan”), under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 25, 2004 (as amended from time to time, the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as the Company’s counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS LLP